Exhibit 99.1

               MCAFEE, INC. ANNOUNCES DEPARTURE OF GENERAL COUNSEL

    SANTA CLARA, Calif., May 30 /PRNewswire-FirstCall/ -- McAfee, Inc. (NYSE: MFE), today announced that its Board of Directors has terminated the employment of its General Counsel, Kent Roberts. The Company had previously disclosed that it is reviewing prior practices in connection with grants of employee stock options.

    In connection with that review, the Company became aware of one episode involving the General Counsel in 2000 that was improper. As a result, the Board has terminated his employment. The Audit Committee is continuing the review of other option granting practices and has retained independent counsel to assist it in that effort. The Company has had communications on the subject of option grants with staff of both the Securities & Exchange Commission and the Justice Department.

    About McAfee, Inc.

    McAfee, Inc., headquartered in Santa Clara, California and the global leader in Intrusion Prevention and Security Risk Management, delivers proactive and proven solutions and services that secure systems and networks around the world. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector, and service providers with the ability to block attacks, prevent disruptions, and continuously track and improve their security. www.mcafee.com.

    NOTE: McAfee and Foundstone are either registered trademarks or trademarks of McAfee, Inc. and/or its affiliates in the US and/or other countries. The color red in connection with security is distinctive of McAfee brand products. All other registered and unregistered trademarks in this document are the sole property of their respective owners.

SOURCE  McAfee, Inc.
    -0-                             05/30/2006
    /CONTACT:  press, Siobhan MacDermott, +1-415-299-2945, or
Siobhan_macdermott@mcafee.com, or investors, Kelsey Doherty, +1-917-842-0334, or Kelsey_doherty@mcafee.com, both of McAfee, Inc./
    /Web site:  http://www.mcafee.com/
    (MFE)